Exhibit 3.8

CERTIFICATE OF DESIGNATIONS PREFERENCES AND RIGHTS

OF

SERIES AA SUPER VOTING PREFERRED STOCK OF

 ONE WORLD HOLDINGS, INC

ONE WORLD HOLDINGS, INC., a Nevada corporation (the “Corporation”), by its Board of Directors and pursuant to the NRS 78.1955, does hereby certify:

Pursuant to the authority expressly granted and vested in the Board of Directors by the provisions of the Corporation’s Certificate of Incorporation, dated December 30, 1985, as amended, adopted following the resolution of the Board of Directors, dated June 10, 2014 (i) authorizing the issuance of up to 1,000,000 shares of preferred stock of the Corporation, par value $0.001 per share, and (ii) providing for the designations, preferences and relative, participating, optional or other rights and the qualifications, limitations or restrictions thereof, of 1,000,000 shares of the preferred stock of the Corporation as follows:

RESOLVED:                                That pursuant to the authority vested in the Board of Directors of the Corporation by the Corporation’s Certificate of Incorporation, dated December 30, 1985, as amended (the “Certificate of Incorporation”), a series of super preferred voting stock of the Corporation be, and it hereby is, created out of the 10,000,000 authorized but unissued shares of the preferred stock of the Corporation, such series to be designated Series AA Super Voting Preferred Stock (the “Series AA Super Voting Preferred Stock”), to consist of 1,000,000 shares, par value $0.001 per share, which shall have the following preferences, powers, designations and other special rights;

1.           Voting. Holders of the Series AA Super Voting Preferred Stock shall have ten thousand (10,000) that number of votes on all matters submitted to the stockholders that each stockholder of the Corporation’s Common Stock is entitled to vote at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action and consideration.  A holder of the Series AA Super Voting Preferred Stock shall vote together with the holders of Common Stock as a single class.

2.           Dividends. The holders of Series AA Super Voting Preferred Stock of the Corporation shall not be entitled to receive dividends paid on the Corporation’s Common Stock for Series AA shares beneficially owned by them.

3.           No Liquidation Preference. Upon liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series AA Super Voting

Preferred Stock then outstanding shall not be entitled to receive out of the assets of the Corporation, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the Common Stockholders.

4.           No Conversion. The shares of Series AA Super Voting Preferred Stock will not be convertible into the shares of the Corporation’s Common Stock.

5.           Vote to Change the Terms of or Issuance of Series AA Super Voting Preferred Stock.The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than a majority of the then outstanding shares of Series AA Super Voting Preferred Stock shall be required for (i) any change to the Corporation’s Articles of Incorporation that would amend, alter, change or repeal any of the voting powers, preferences, limitations or relative rights of the Series AA Super Voting Preferred Stock, or (ii) any issuance of additional shares of Series AA Super Voting Preferred Stock.

6.           Record Owner. The Corporation may deem the person in whose name shares of Series AA Super Voting Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat them as, the absolute owner of the Series AA Super Voting Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary.

7.           Seniority. The Series AA Super Voting Preferred Stock shall be senior to any additional series of preferred stock issued by the Corporation.

IN WITNESS WHEREOF, the undersigned Chief Executive Officer of the Corporation does hereby declare and certify that this is the act and deed of the Corporation and accordingly has signed this Certificate of Designations on June 13 2014.

/s/ Corinda J. Melton

   Corinda J. Melton, CEO